Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	December 4, 2008
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com
www.escbank.com

OAK VALLEY BANCORP SELECTED TO PARTICIPATE

IN U.S. TREASURY CAPITAL PURCHASE PROGRAM

OAKDALE, CA – Oak Valley Bancorp (OTCBB: OVLY), the bank holding company for Oak Valley Community Bank, announced today that they have received preliminary approval from the Treasury Department for a $13.5 million investment under the government’s direct investment program for U.S. banks.  This voluntary program is available to healthy financial institutions and will allow Oak Valley Bancorp to increase credit availability to local, creditworthy, businesses and consumers.

“Oak Valley Bancorp maintains a strong financial position and is considered well-capitalized by FDIC regulatory guidelines. We view the additional capital as an opportunity to bolster an already solid capital position,” commented Ron Martin, CEO.   “Being selected to participate in this program is an indicator that the Treasury Department recognizes our stability.  It will enhance our ability to capitalize on opportunities that may arise within our footprint and enable us to continue making quality, relationship-based loans in the communities we serve,” Martin concluded.

On the anticipated funding date of December 5, Oak Valley Bancorp plans to issue the Treasury approximately $13.5 million in senior preferred shares with a 5% coupon for 5 years and 9% thereafter. Warrants to purchase 350,346 shares of common stock at a per share exercise price of $5.78 will be attached and immediately exercisable. The warrants expire 10 years after the issuance date. The securities issued to the Treasury will be accounted for as components of regulatory Tier 1 capital. With the addition of this capital, Oak Valley Bancorp’s risk-based capital will exceed 13.5%.

Established in 1991, Oak Valley Community Bank offers a variety of loan and deposit products dedicated to serving the needs of individuals and small businesses. As of September 30, 2008, the Bank’s assets were $490 million. The Bank currently operates through 12 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.